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                                    EXHIBIT A                       EXHIBIT 3.01

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          MOTIVEPOWER INDUSTRIES, INC.

        (PURSUANT TO SECTION 245 OF THE DELAWARE GENERAL CORPORATION LAW)

         MotivePower Industries, Inc., originally incorporated as MK Rail Corporation on April 7, 1993 (the "Company"), hereby restates its Certificate of Incorporation. The Board of Directors of the Company adopted a resolution restating the Certificate of Incorporation on February 10, 1998 in accordance with the provisions of Section 245 of the Delaware General Corporation Law (the "DGCL"). This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Company's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation does not rescind or eliminate any prior Certificates of Designation filed by the Company pursuant to
Section 151(g) of the DGCL, which shall continue to be in full force and effect.

         FIRST:   The name of the Company is MotivePower Industries, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is Sixty-Five Million (65,000,000) shares, consisting of Fifty-Five Million (55,000,000) shares of Common Stock, par value $0.01 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share.

         Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company ("Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions

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of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                  (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                  (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                  (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                  (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                   (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                  (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                  (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                  (h) the provisions, if any, of a sinking fund applicable to such series; and

                  (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

         Section 3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

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         FIFTH. The Board may make, amend, and repeal the By-Laws of the
Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, By-Laws 1, 3, 8, 10, 11, 12, 13, 32, 33 and 38 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the Voting Stock, voting together as a single class. The Company may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the Voting Stock, voting together as a single class, is required to amend or repeat or to adopt any provision inconsistent with, this Article Fifth.

         SIXTH. Subject to the rights of the holders of any series of Preferred
Stock:

                  (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                  (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board ("Chairman"), (ii) the Secretary of the Company ("Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies ("Whole Board"), and (iii) as provided in By-Law 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be, conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66-2/3% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Sixth.

         SEVENTH. Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three (3) nor more than fifteen (15) and will be fixed from time to time in the manner described in the By-Laws of the

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Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 1994; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 1995; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 1996, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors of the class of Directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

         Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

         Section 3. Newly Created Directorship and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director; provided, however, that at the sole option of the Board, effected by resolution of the Board, one or more such vacancies or newly created directorships may be filled by the stockholders at a meeting of the stockholders called by the Board. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

         Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the

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stockholders only for cause and only in the manner provided in this Section 4.
At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative of the holders of at least 66-2/3% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

         Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66-2/3% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Seventh.

         EIGHTH. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeat or modification of this Article Eighth will not adversely affect any right or protection of a Director of the Company exiting prior to such repeal or modification.

         NINTH. Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect and will be entitled to advancement of expenses in connection therewith. The right of indemnification and of advancement of expenses provided in this Article Ninth (a) will not be exclusive of any other rights to which any Person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Ninth. Without limiting the generality of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any Person, which provide for indemnification and/or advancement of expenses greater or different than that provided in this Article Ninth or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth will not adversely affect any right or protection arising hereunder, or arising out of facts occurring, prior to such amendment, repeat or adoption and no amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

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         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Michael A. Wolf, its President and Chief Executive Officer and attested by Jeannette Fisher-Garber, its Secretary, this 10th day of February, 1998.

                                        MOTIVEPOWER INDUSTRIES, INC.


                                        BY:_____________________________________
                                           Michael A. Wolf
                                           President and Chief Executive Officer


ATTEST:
----------------------------------
Jeannette Fisher-Garber, Secretary